Exhibit 99.1

BUSINESS DEVELOPMENT UPDATE	January 21, 2009

Since the release of our previous update on December 9, 2008, the following business items have developed:
■	MATECH is training personnel from the Roads and Traffic Authority in New South Wales, Australia this week in preparation for them purchasing equipment from MATECH.
■	MATECH is inspecting three bridges in Australia this week in conjunction with RTA personnel.
o	The RTA owns and operates 5000 bridges, including the Sydney Harbor Bridge.
o	Officials from Queensland and from Australian rail authorities will be witnessing this testing to consider the purchase of equipment and service from MATECH as well.
■	MATECH attended and exhibited at the Transportation Research Board International Conference in Washington DC, the week of January 12, 2009.
o	Leads and conversations regarding future work occurred with OK DOT, MI DOT, CalTrans, HDR, Hardesty & Hanover, amongst many others.
■
MATECH officials have had additional meetings with high-ranking officials at a large aerospace company to discuss use of our technologies on airframes and shipping vessels, as well as aligning the two companies within the bridge industry.

■	MATECH has sold additional equipment and sensors to the Federal Highway Administration for their work on the Steel Bridge Testing Program.
o       The report from the FHWA is expected to be released in April.
■	MATECH has completed a bridge inspection in Orleans, MA for the MassHighway Department and submitted the FINAL report to MassHighway.
■	MATECH completed their initial contract with Union Pacific Railroad.
■	MATECH is in the process of signing a contract with HNTB Engineering for a 3-week inspection project of a major structure in Harrisburg.
■	MATECH is in continuing contact with officials at TXDOT, Caltrans, ALDOT, LADOT, NJDOT, NYSDOT, as well as others about future inspection work for the approaching inspection season.
■	MATECH officials met with their lobbyists and have devised a plan for 2009 with the new administration, the stimulus plan and the new Congress.
■	MATECH officials have gotten papers accepted at the following conferences:
o       NDTCE – Nantes France June 2009
o       Railway Engineering-2009 Conference
■	MATECH officials are in the process of writing four other papers for conferences around the world.
■	MATECH is continuing to get interest from the following industries: wind energy, petrochemical, overhead sign structures, aerospace, amongst others.

11661 SAN VICENTE BLVD., SUITE 707 ● LOS ANGELES, CA ●  90049
310.208.5589 T ● 310.473.3177 F ● HTTP://WWW.MATECHCORP.COM

Best regards,

Robert M. Bernstein

CEO

This letter includes “forward-looking statements” from the company that may or may not materialize. Although management believes the assumptions on which the forward-looking statements are based are reasonable, forward-looking statements are inherently subject to risks and uncertainties and no representation is made or should be inferred with respect to the accuracy or completeness of them or the likelihood that they can or will be achieved. In evaluating the forward-looking statements, recipients should consider various factors, including our ability to change the direction of the company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Recipients are cautioned not to place undue reliance upon the accuracy or adequacy of the forward looking statements.

11661 SAN VICENTE BLVD., SUITE 707 ● LOS ANGELES, CA ●  90049
310.208.5589 T ● 310.473.3177 F ● HTTP://WWW.MATECHCORP.COM